Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2025 RESULTS

Strong Growth in Low-Cost Core Deposits Funds Commercial Loan Growth Nationally, Fueling Industry Leading Earnings & Performance Metrics

Jericho, NY – July 24, 2025 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the second quarter of 2025. Significant achievements and key performance metrics during the current quarter and year to date of 2025 include:

●	Net income increased 13% to $11.9 million, or $1.38 per diluted share in the current quarter, as compared to $10.5 million, or $1.25 per diluted share, for the comparable quarter in 2024 despite a $2.5 million increase in the provision for credit losses and a $1.8 million increase in total noninterest expense. For the six months ended June 30, 2025, net income increased 13% to $23.3 million notwithstanding a $3.0 million increase in the provision for credit losses and a $4.0 million increase in total noninterest expense when compared to 2024.
●	Industry leading and consistent returns on average assets and equity of 2.37% and 18.74%, respectively, with the Company maintaining excess capital levels with an equity to asset ratio of 12.8%.
●	Net interest margin expansion to 6.03%, a 7 basis point increase on a linked quarter basis, primarily due to the successful deployment of low-cost core deposit growth into higher yielding commercial law firm loans during the current quarter. Total revenue increased $5.2 million, or 17%, to $35.8 million in the current quarter as compared to the second quarter of 2024.
●	Continued strong deposit growth totaling $94.2 million, or 22% annualized, on a linked quarter basis to $1.78 billion, comprised of low-cost core commercial relationship deposits with a cost-of-funds of 0.98% (including demand deposits). Deposits grew $295.4 million, or 20%, when comparing the current quarter to the comparable quarter in 2024 while average total deposits grew $335.7 million, or 24%, for the same period. Off-balance sheet sweep funds totaled $373 million, with approximately 93.7% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $643 thousand for the current quarter. Additional available liquidity totaled approximately $855.7 million, excluding cash and unsecured borrowing capacity.
●	Loan growth on a linked quarter basis was $78.7 million, or 22% annualized, and totaled $1.49 billion while growth year over year was $233.5 million, or 19%. Average loan growth was commensurate to quarter end loan growth for the aforementioned periods. Loan growth was fueled by increases in higher yielding variable rate commercial loans from our national litigation platform totaling $83.0 million, or 40% annualized, on a linked quarter basis. These commercial lending relationships have and will continue to create additional opportunities for future loan draws and core deposit growth (noninterest bearing operating or demand deposits and escrow or IOLTA accounts nationally) through our full service commercial relationship banking and tech-enabled commercial cash management platform.
●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.30%, nonperforming loans totaling $8.7 million, and nonperforming loans to total assets ratio of 0.42%. During the current quarter, a $736 thousand commercial loan, net of a $3.3 million charge-off, that was reported as criticized in prior periods was placed on nonaccrual. This commercial loan, made to a small business or merchant, is uncorrelated to our primary commercial litigation lending platform and other commercial loans. We have no exposure to commercial office and construction related borrowers, and only $14.4 million in performing loans to the hospitality industry.
●	Stable and consistent noninterest income in the current quarter totaling $6.6 million, or 18% of total revenue, led by our payment processing platform with 92,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $10.1 billion in credit and debit card payment volume, a 9.2% increase from the comparable quarter in 2024, across 152.9 million transactions for our small business clients in the current quarter.

●	Strong efficiency ratio of 47.6% for the current quarter, notwithstanding our investments in resources to support future growth, risk management and excellence in client service, including the planned near term opening of our Los Angeles, California private banking office and branch this summer.
●	Appointed Raymond Kelly to the Board of Directors of both the Company and the Bank, bringing extensive experience in the financial services sector including insight into various strategic, financial, and governance related matters as well as SEC and regulatory experience.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.89% and 12.79%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.
●	Key recognitions during the current quarter include:
o	Awarded the 2024 Raymond James Community Bankers Cup for the seventh consecutive year based on key performance metrics as well as building long-term shareholder value.
o	Inclusion in the Keefe, Bruyette & Woods (KBW) Bank Honor Roll for the second consecutive year for consistent and exceptional performance over the past decade.
o	Recognized by the Association of National Advertisers (ANA) B2 Awards for the third consecutive year honoring the most innovative, impactful, and groundbreaking business-to-business (B2B) campaigns and marketers across various industries in the U.S.

“These recognitions are a testament to the leadership team’s innovation, execution and delivery of customized solutions to complex, fragmented and underserved national markets while providing shareholders with industry leading returns,” stated Tony Coelho, Chairman of the Board.

“Despite our elevated charge-offs and provisioning on a previously criticized and isolated commercial loan to one of our merchant clients, Esquire continues to generate significant capital from earnings as well as industry leading growth and performance metrics in the current quarter,”  stated Andrew C. Sagliocca, Vice Chairman, CEO, and President.  “Our investments in technology, tailored digital marketing, and key hires across the Company have been key to continuously expanding our national footprint, culminating in the near term opening of our Los Angeles private client office and service center.”

(1)	The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, GAAP common equity is equal to tangible common equity.

Second Quarter Earnings

Net income for the quarter ended June 30, 2025 was $11.9 million, or $1.38 per diluted share, compared to $10.5 million, or $1.25 per diluted share for the same period in 2024. Returns on average assets and equity for the current quarter were 2.37% and 18.74%, respectively, compared to 2.58% and 20.16% for the same period of 2024.

Net interest income increased $4.9 million, or 20.3%, to $29.3 million, due to growth in average interest earning assets totaling $366.3 million, or 23.2%, to $1.95 billion when compared to the second quarter of 2024. This growth was primarily funded with growth in average low-cost core deposits.  Our net interest margin of 6.03% decreased 16 basis points from the comparable period in 2024 due to a $65 million increase in average interest earning cash balances to $151.9 million in the current quarter coupled with decreases in short-term market interest rates on these elevated balances. Average loan yields increased 4 basis points to 7.89% while average loans increased $221.8 million, or 17.9%, to $1.46 billion, primarily due to commercial loan growth of $211.3 million, or 27.5%, focused in our higher yielding law firm commercial loans. Loan interest income increased $4.5 million, or 18.8%, to $28.8 million with $4.4 million related to growth in average loan volumes (substantially all commercial) and $120 thousand due to an increase in average loan rates (substantially all commercial). Average securities increased $79.6 million, or 31.4%, to $333.0 million as management elected to ratably purchase short duration agency mortgage-backed securities throughout 2024, in light of tempering commercial real estate (“CRE”) growth, at commensurate risk adjusted yields. This decision further enhanced our liquidity ratios while improving our securities to asset ratio to approximately 16% in the current quarter from 15% in the prior quarter. Further, securities yields increased by 56 basis points to 3.77%, and securities income increased by $1.1 million with $712 thousand attributable to average volume increases and $392 thousand attributable to increases in average rate. Average deposits increased $335.7 million, or 23.8%, to $1.75 billion, led by increases in escrow or IOLTA, money market (both commercial and personal) deposits and noninterest bearing demand deposits totaling $204.4 million, $92.2 million, and $62.7 million, respectively, when comparing the current quarter to the comparable quarter in 2024. Our cost of deposits, including noninterest bearing demand deposits, increased 11 basis points to 0.98% due to changes in deposit composition coupled with increases in short-term money market rates. Our loan-to-deposit ratio was 84% at June 30, 2025.

The provision for credit losses was $3.5 million for the second quarter of 2025, a $2.5 million increase from the second quarter 2024. This increase was primarily driven by a $3.3 million charge-off on a small business or merchant related commercial loan that was placed on nonaccrual totaling $736 thousand. This nonaccrual loan was previously reported as criticized in prior periods. As of June 30, 2025, our allowance to loans ratio was 1.30% as compared to 1.47% as of June 30, 2024. Based on management’s evaluation of current credit risk in our multifamily and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment (including, but not limited to, the potential impact on the New York metro multifamily real estate market), management believes the allowance for credit losses is adequate at June 30, 2025.

Noninterest income totaled $6.6 million for the second quarter of 2025 as compared to $6.3 million in the same period for 2024. Payment processing income was $5.1 million for the second quarter of 2025, a $215 thousand decrease from the same period in 2024, primarily due to changes in our overall merchant risk profile and composition. Payment processing volumes for the credit and debit card processing platform increased $855.3 million, or 9.2%, to $10.1 billion while transactions volume totaled 152.9 million for the current quarter. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while focusing on new merchant originations, increasing overall volumes as well as risk profiles, and expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 92,000 small business merchants in all 50 states, and performs commercial treasury clearing services for $10.1 billion in volume across 152.9 million in transactions in the current quarter. ASP fees remained relatively flat totaling $643 thousand for the second quarter of 2025. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. During the quarter, we recognized a $432 thousand deferred gain on the 2023 sale of our Litify fintech investment as all remaining contingencies were resolved.

Noninterest expense increased $1.8 million, or 12.0%, to $17.1 million for the second quarter of 2025, as compared to the same period in 2024. This increase was primarily due to increases in employee compensation and benefits, professional and consulting services, data processing, other general business operating costs, and travel and business relations. Employee compensation and benefits costs increased $691 thousand, or 7.3%, primarily due increases in sales commissions, bonuses, year-end stock grants and related stock-based compensation, and, to a lesser extent, the impact of year end salary and benefits increases. The increase in sales related commissions is directly related to our regional business development officer (“BDO”) strategy and their success in the litigation market, attracting full-service commercial banking clients nationally and directly impacting commercial lending and core-deposit growth. Professional and consulting services costs increased $434 thousand due to continuously evaluating business development opportunities in our national verticals, and professional search costs related to staffing needs for our Los Angeles private banking branch (scheduled to open this summer). Data processing costs increased $338 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Other operating costs increased $242 thousand due to increases in recruiting, training and other client development costs. Travel and business relations expenses increased $123 thousand as a result of our high touch sales efforts that complement our digital marketing efforts.

The Company’s efficiency ratio was 47.6% for the three months ended June 30, 2025, as compared to 49.8% in 2024, notwithstanding our continuous investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, and enhanced risk management.

The effective tax rate was 22.0% for the second quarter of 2025, as compared to 27.0% in the prior year quarter, resulting from certain discrete tax benefits related to share-based compensation.

Year to Date Earnings

Net income for the six months ended June 30, 2025 was $23.3 million, or $2.70 per diluted share, compared to $20.5 million, or $2.45 per diluted share for the same period in 2024. Returns on average assets and equity for the current six months were 2.38% and 18.93%, respectively, compared to 2.59% and 20.15% for the same period of 2024.

Net interest income increased $9.7 million, or 20.5%, to $56.9 million, due to growth in average interest earning assets totaling $364.3 million, or 23.5%, to $1.91 billion when compared to the six months ended June 30, 2024. This growth was primarily funded with growth in average low-cost core deposits. Our net interest margin of 5.99% decreased 14 basis points from the comparable period in 2024 due to a $69 million increase in average interest earning cash balances to $153.8 million in the current quarter coupled with decreases in short-term market rates on these elevated balances. Average loan yields increased 2 basis points to 7.84% while average loans increased $204.2 million, or 16.7%, to $1.43 billion, primarily due to commercial loan growth of $199.6 million, or 26.5%, focused in our higher yielding law firm commercial loans. Loan interest income increased $8.0 million, or 16.7%, to $55.6 million with $7.8 million related to growth in average loan volumes (substantially all commercial) and $155 thousand due to an increase in average loan rates (substantially all commercial). Average securities increased $90.7 million, or 37.8%, to $330.4 million as management elected to ratably purchase short duration agency mortgage-backed securities throughout 2024, in light of tempering CRE growth, at commensurate risk adjusted yields. This decision further enhanced our liquidity ratios while improving our securities to asset ratio to approximately 16% in the current year from 15% in the prior year. Further, securities yields increased by 73 basis points to 3.77%, while securities income increased by $2.5 million with $1.6 million attributable to average volume increases and $980 thousand attributable to increases in average rate. Average deposits  increased $334.0 million, or 24.2%, to $1.71 billion, led by increases in escrow or IOLTA, money market (both commercial and personal), and noninterest bearing demand deposits totaling $232.0 million, $71.9 million, and $60.5 million, respectively, when comparing the current period to the comparable prior year period. Our cost of deposits, including noninterest bearing demand deposits, increased 5 basis points to 0.96% due to changes in deposit composition coupled with increases in short-term money market rates.  Our loan-to-deposit ratio was 84% at June 30, 2025.

The provision for credit losses was $5.0 million for the six months ended June 30, 2025, a $3.0 million increase from the same period in 2024. This increase was primarily driven by $6.2 million in charge-offs on (1) a small business or merchant related commercial loan totaling $3.3 million (currently on nonaccrual for $736 thousand) and (2) a $2.9 million charge-off in the first quarter of 2025 on an $8.0 million nonaccrual multifamily loan. As of June 30, 2025, our allowance to loans ratio was 1.30% as compared to 1.47% as of June 30, 2024. Based on management’s evaluation of current credit risk in our multifamily and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment (including, but not limited to, the potential impact on the New York metro multifamily real estate market), management believes the allowance for credit losses is adequate at June 30, 2025.

Noninterest income was flat when compared to 2024 totaling $12.7 million. Payment processing income was $10.0 million, a $599 thousand decrease from the same period in 2024, primarily due to changes in our overall merchant risk profile and composition. Payment processing volumes for the credit and debit card processing platform increased $1.5 billion, or 8.6%, to $19.4 billion and transactions totaled 293.3 million for the current six months. ASP fee income increased $157 thousand to $1.5 million for the six months ended June 30, 2025 as compared to the same period in 2024. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. During the current quarter, we recognized a $432 thousand deferred gain on the 2023 sale of our Litify fintech investment as all remaining contingencies were resolved.

Noninterest expense increased $4.0 million, or 13.5%, to $33.8 million for the six months ended June 30, 2025, as compared to the same period in 2024. This increase was primarily due to increases in employee compensation and benefits, data processing, professional and consulting services, other general business operating costs, and occupancy and equipment. Employee compensation and benefits costs increased $1.6 million, or 8.5%, primarily due increases in sales commissions, bonuses, year-end stock grants and related stock-based compensation, and, to a lesser extent, the impact of year end salary and benefits increases. The increase in sales related commissions is directly related to our regional BDO strategy and their success in the litigation market, attracting full-service commercial banking clients nationally and directly impacting commercial lending and core-deposit growth. Data processing costs increased $747 thousand due to increases in core banking processing volumes and the continued implementation/improvement of technology supporting client relationships and lead acquisition initiatives (CRM platform, digital marketing, business development, and lending) as well as overall risk management across all platforms. Professional and consulting services costs increased $747 thousand due to continuously evaluating business development opportunities in our national verticals, increased insurance and accounting costs, and costs related to staffing needs for our Los Angeles private banking branch. Other operating costs increased $536 thousand due to increases in regulatory expenses and other client development costs. Occupancy and equipment costs increased $217 thousand due to amortization of internally developed software to support our digital marketing and risk management platforms and rent commencement related to our Los Angeles private banking branch. Travel and business relations expenses increased $151 thousand, as a result of our high touch sales efforts that complement our digital marketing efforts and additional travel related to the opening of our Los Angeles private banking branch.

The Company’s efficiency ratio was 48.6% for the six months ended June 30, 2025, as compared to 49.8% in 2024, notwithstanding our continuous investment in resources (both technology and people) to support future growth, lead acquisition initiatives, excellence in client service, and enhanced risk management.

The effective tax rate was 24.3% for the six months ended June 30, 2025, as compared to 26.8% in the prior year period, resulting from certain discrete tax benefits related to share-based compensation in the current quarter.

Asset Quality

At June 30, 2025, we had two nonperforming loans totaling $8.7 million, with no exposure to commercial office and construction related borrowers, and $14.4 million in performing loans to the hospitality industry. The allowance for credit losses was $19.4 million, or 1.30% of total loans, as compared to $18.5 million, or 1.47% of total loans at June 30, 2024. During the current quarter, a $736 thousand commercial loan, net of a $3.3 million charge-off, was placed on nonaccrual and classified as substandard (previously reported as special mention in prior periods). This commercial loan, made to a small business or merchant, is uncorrelated to our primary commercial litigation lending platform and other commercial loans. The ratio of nonperforming loans to total loans and total assets was 0.58% and 0.42%, respectively. Based on management’s evaluation of current credit risk in our multifamily and commercial portfolios as well as increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment (including, but not limited to, the potential impact on the New York metro multifamily real estate market), management believes the allowance for credit losses is adequate at June 30, 2025.

From a credit risk management perspective, the combined multifamily and CRE portfolio, excluding nonaccrual loans,  totaled $449.6 million and has a current weighted average debt service coverage ratio (“DSCR”) and an original loan-to value (“LTV”) (defined as unpaid principal balance as of June 30, 2025 divided by appraised value at origination) of approximately 1.58 and 55%, respectively.  When further evaluating this population, loans maturing in (1) less than one year totaled $79.4 million and had a current weighted average DSCR and an original LTV of approximately 1.25 and 62%, respectively; and (2) one to two years totaled $59.8 million and had a current weighted average DSCR and an original LTV of approximately 1.39 and 66%, respectively.

Balance Sheet

At June 30, 2025, total assets were $2.06 billion, reflecting a $344.3 million, or 20.1% increase from June 30, 2024. This increase was primarily attributable to growth in loans totaling $233.5 million, or 18.5%, to $1.49 billion. Our higher yielding variable rate commercial loans increased $221.2 million, or 28.1%, to $1.00 billion with commercial litigation related loans increasing $249.7 million, or 37.3%, to $918.4 million. Our commercial relationship banking sales pipeline remained robust, anchored by our regional BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S. These BDOs are supported by our best-in-class technology stack including, but not limited to; our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce; supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advance data analytics across our platform and to power personalized and real-time ABM content to both current clients and perspective clients. Our available-for-sale securities portfolio increased $80.6 million to $257.4 million as compared to June 30, 2024. Our held-to-maturity securities portfolio totaled $64.5 million, a decrease of $8.6 million, or 11.8%, due to portfolio amortization. The securities portfolio increased as management elected to ratably purchase short duration agency mortgage-backed securities throughout 2024, in light of tempering CRE growth, at commensurate risk adjusted yields. Our total securities to assets ratio was 16% at June 30, 2025 as compared to 15% in the comparable prior year, enhancing our liquidity position, asset composition, and flexibility in the future.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	June 30,		December 31,		June 30,
	2025		2024		2024

	(Dollars in thousands)
Real estate:
Multifamily	$366,439	24.5%	$355,165	25.4%	$352,097	27.9%
Commercial real estate	91,166	6.1	87,038	6.2	88,376	7.0
1 – 4 family	10,093	0.7	14,665	1.1	15,336	1.2
Total real estate	467,698	31.3	456,868	32.7	455,809	36.1
Commercial:
Litigation related	918,424	61.5	835,839	59.8	668,676	53.0
Other	89,403	6.0	84,728	6.1	117,917	9.4
Total commercial	1,007,827	67.5	920,567	65.9	786,593	62.4
Consumer	18,584	1.2	19,339	1.4	19,010	1.5
Total loans held for investment	$1,494,109	100.0%	$1,396,774	100.0%	$1,261,412	100.0%
Deferred loan fees and unearned premiums, net	490		247		(350)
Loans, held for investment	$1,494,599		$1,397,021		$1,261,062

Total deposits were $1.78 billion as of June 30, 2025, a $295.4 million, or 19.9%, increase from June 30, 2024. This was primarily due to a $130.8 million, or 16.1%, increase in NOW or IOLTA,  an $84.2 million, or 17.4%, increase in noninterest bearing demand, and a $91.9 million, or 61.8%, increase in money market deposits (primarily commercial). Our deposit strategy primarily focuses on developing full service commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $944.4 million, or 53.0%, of total deposits. As of June 30, 2025, uninsured deposits were $561.0 million, or 31%, of our total deposits of $1.78 billion, excluding $14.1 million of affiliate deposits held at the Bank. Approximately 75% of our uninsured deposits represent clients with full commercial relationship banking with us (i.e.-commercial loans, payment processing, and other commercial service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of June 30, 2025, off-balance sheet sweep funds totaled approximately $373.1 million, of which approximately $349.7 million, or 93.7%, was available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform.

At June 30, 2025, we had the ability to borrow, on a secured basis, up to $456.1 million from the FHLB of New York and $49.8 million from the FRB of New York discount window. No borrowing amounts were outstanding during the second quarter of 2025. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $46.1 million to $263.6 million as of June 30, 2025, when compared to June 30, 2024, primarily driven by net increases in retained earnings (net income less dividends paid to shareholders), and to a lesser extent, other comprehensive income (unrealized net gain on securities available-for-sale, net of taxes) of $3.3 million.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2025	2024	2024
ASSETS
Cash and cash equivalents	$162,973	$126,329	$152,733
Securities available-for-sale, at fair value	257,375	241,746	176,814
Securities held-to-maturity, at cost	64,470	68,660	73,062
Securities, restricted at cost	3,173	3,034	3,034
Loans, held for investment	1,494,599	1,397,021	1,261,062
Less: allowance for credit losses	(19,407)	(20,979)	(18,521)
Loans, net of allowance	1,475,192	1,376,042	1,242,541
Premises and equipment, net	4,228	2,436	2,809
Other assets	92,566	74,256	64,721
Total Assets	$2,059,977	$1,892,503	$1,715,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$567,156	$497,958	$482,988
Savings, NOW and money market deposits	1,209,066	1,130,174	991,953
Certificates of deposit	6,106	14,104	11,952
Total deposits	1,782,328	1,642,236	1,486,893
Other liabilities	14,093	13,173	11,410
Total liabilities	1,796,421	1,655,409	1,498,303
Total stockholders' equity	263,556	237,094	217,411
Total Liabilities and Stockholders' Equity	$2,059,977	$1,892,503	$1,715,714

Selected Financial Data
Common shares outstanding	8,499,559	8,354,753	8,292,948
Book value per share	$31.01	$28.38	$26.22
Equity to assets	12.79%	12.53%	12.67%

Capital Ratios (1)
Tier 1 leverage ratio	12.06%	11.70%	12.53%
Common equity tier 1 capital ratio	14.89	14.67	14.89
Tier 1 capital ratio	14.89	14.67	14.89
Total capital ratio	16.11	15.92	16.14

Asset Quality
Nonperforming loans	$8,736	$10,940	$10,940
Allowance for credit losses to total loans	1.30%	1.50%	1.47%
Nonperforming loans to total loans	0.58	0.78	0.87
Nonperforming assets to total assets	0.42	0.58	0.64
Allowance to nonperforming loans	222	192	169

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Interest income	$33,536	$31,513	$27,385	$65,049	$53,458
Interest expense	4,282	3,904	3,063	8,186	6,273
Net interest income	29,254	27,609	24,322	56,863	47,185
Provision for credit losses	3,525	1,500	1,000	5,025	2,000
Net interest income after provision for credit losses	25,729	26,109	23,322	51,838	45,185

Noninterest income:
Payment processing fees	5,107	4,912	5,322	10,019	10,618
Other noninterest income	1,470	1,239	953	2,709	2,046
Total noninterest income	6,577	6,151	6,275	12,728	12,664

Noninterest expense:
Employee compensation and benefits	10,216	10,065	9,525	20,281	18,686
Other expenses	6,846	6,683	5,707	13,529	11,114
Total noninterest expense	17,062	16,748	15,232	33,810	29,800
Income before income taxes	15,244	15,512	14,365	30,756	28,049
Income taxes	3,354	4,105	3,878	7,459	7,504
Net income	$11,890	$11,407	$10,487	$23,297	$20,545

Earnings Per Share
Basic	$1.48	$1.43	$1.34	$2.91	$2.64
Diluted	1.38	1.33	1.25	2.70	2.45

Selected Financial Data
Return on average assets	2.37%	2.39%	2.58%	2.38%	2.59%
Return on average equity	18.74	19.13	20.16	18.93	20.15
Net interest margin	6.03	5.96	6.19	5.99	6.13
Efficiency ratio	47.6	49.6	49.8	48.6	49.8

Cash dividends paid per common share	$0.175	$0.175	$0.150	$0.350	$0.300

Weighted average basic shares	8,029,541	7,988,999	7,798,441	8,009,382	7,792,664
Weighted average diluted shares	8,639,038	8,601,607	8,402,750	8,620,501	8,402,119

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	June 30,			March 31,			June 30,
	2025			2025			2024
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,462,401	$28,762	7.89%	$1,394,602	$26,810	7.80%	$1,240,599	$24,216	7.85%
Securities, includes restricted stock	332,965	3,127	3.77%	327,838	3,042	3.76%	253,328	2,023	3.21%
Interest earning cash and other	151,915	1,647	4.35%	155,768	1,661	4.32%	87,025	1,146	5.30%
Total interest earning assets	1,947,281	33,536	6.91%	1,878,208	31,513	6.80%	1,580,952	27,385	6.97%

NONINTEREST EARNING ASSETS	69,289			60,877			50,688

TOTAL AVERAGE ASSETS	$2,016,570			$1,939,085			$1,631,640

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,178,058	$4,225	1.44%	$1,134,099	$3,784	1.35%	$899,419	$2,932	1.31%
Time deposits	6,037	56	3.72%	10,806	119	4.47%	11,702	130	4.47%
Total interest bearing deposits	1,184,095	4,281	1.45%	1,144,905	3,903	1.38%	911,121	3,062	1.35%
Borrowings	42	1	9.55%	43	1	9.43%	44	1	9.14%
Total interest bearing liabilities	1,184,137	4,282	1.45%	1,144,948	3,904	1.38%	911,165	3,063	1.35%

NONINTEREST BEARING LIABILITIES
Demand deposits	562,056			535,182			499,348
Other liabilities	15,902			17,142			11,894
Total noninterest bearing liabilities	577,958			552,324			511,242
Stockholders' equity	254,475			241,813			209,233

TOTAL AVG. LIABILITIES AND EQUITY	$2,016,570			$1,939,085			$1,631,640
Net interest income		$29,254			$27,609			$24,322
Net interest spread			5.46%			5.42%			5.62%
Net interest margin			6.03%			5.96%			6.19%
Deposits (including noninterest bearing demand deposits)	$1,746,151	$4,281	0.98%	$1,680,087	$3,903	0.94%	$1,410,469	$3,062	0.87%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2025			2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,428,689	$55,572	7.84%	$1,224,513	$47,605	7.82%
Securities, includes restricted stock	330,416	6,169	3.77%	239,752	3,628	3.04%
Interest earning cash and other	153,831	3,308	4.34%	84,382	2,225	5.30%
Total interest earning assets	1,912,936	65,049	6.86%	1,548,647	53,458	6.94%

NONINTEREST EARNING ASSETS	65,107			49,646

TOTAL AVERAGE ASSETS	$1,978,043			$1,598,293

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,156,200	$8,009	1.40%	$879,789	$6,030	1.38%
Time deposits	8,409	175	4.20%	11,372	241	4.26%
Total interest bearing deposits	1,164,609	8,184	1.42%	891,161	6,271	1.42%
Borrowings	43	2	9.38%	45	2	8.94%
Total interest bearing liabilities	1,164,652	8,186	1.42%	891,206	6,273	1.42%

NONINTEREST BEARING LIABILITIES
Demand deposits	548,693			488,184
Other liabilities	16,519			13,840
Total noninterest bearing liabilities	565,212			502,024
Stockholders' equity	248,179			205,063

TOTAL AVG. LIABILITIES AND EQUITY	$1,978,043			$1,598,293
Net interest income		$56,863			$47,185
Net interest spread			5.44%			5.52%
Net interest margin			5.99%			6.13%
Deposits (including noninterest bearing demand deposits)	$1,713,302	$8,184	0.96%	$1,379,345	$6,271	0.91%